	Fund Name	MassMutual Select Strategic Balanced Fund
	Series Number	(Series 32)
	Name of Affiliate member of underwriting or selling syndicate	J.P. Morgan Securities Inc.

(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
	(E) if Securities sold in an Eligible Rule 144A Offering	Yes

	Issuer/Name of Security	Sumitomo Mitsui (Placing) 144a
	Description of Security	Common Stock

	Date Purchased	1/20/2010

	Underwriter(s) from whom purchased	Goldman Sachs International London

	Syndicate Member(s)	Barclays Bank PLC
Citigroup Global Markets Ltd
Daiwa Securities Capital Markets Co
Goldman Sachs International
Goldman Sachs (Japan) Ltd
Nikko Cordial Securities Inc
Nomura Securities Co Ltd
Barclays Capital Japan Ltd
Daiwa Capital Markets Europe Ltd
Deutsche Bank AG London
JP Morgan Securities Ltd/London
Merrill Lynch International
Nomura International PLC
Okasan Securities Co Ltd
SMBC Friend Securities Co Ltd
Tokai Tokyo Securities Co Ltd
UBS Limited (Denmark)

(X)	Aggregate Principal amount or Number of Shares	818 Shares
	Aggregate Purchase Price	$25,195.22
(Y)	Aggregate principal amount of such class of securities being offered	$11,088,360,000.00

	Purchase Price per Unit	$30.801

	Date First Offered:	1/20/2010
	Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$30.801
	Commission, spread or profit (%)	0.2279%

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the operation of any predecessors)., it has received one of the three highest ratings from at least one such rating service.

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.